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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ChemFirst Inc.:

     We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-18691 and 333-18693) of our report dated February 21, 1997 relating to the consolidated balance sheets of ChemFirst Inc. and subsidiaries as of December 31, 1996 and June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended December 31, 1996 and for each of the years in the three-year period ended June 30, 1996, which report appears in the December 31, 1996 transition report on Form 10-K of ChemFirst Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for income taxes.

                                            KPMG Peat Marwick LLP

Jackson, Mississippi
March 17, 1997